EXHIBIT 99.1

FOR IMMEDIATE RELEASE

At the Company	At Coffin Communications Group
Contact: Jim Klingler, CFO	Contact: Sean Collins, Partner
Phone: (818) 734-8600	Phone: (818) 789-0100

NORTH AMERICAN SCIENTIFIC ANNOUNCES CESSATION OF
THESEUS OPERATIONS ON SEPTEMBER 15

•                  All Theseus operations and clinical trials scheduled to cease on or about September 15, 2004

•                  Company to allocate resources to grow oncology therapeutics business

•                  The Company estimates approximately $10 million of annual Theseus-related spending will be eliminated or redirected.

•                  The Company will seek to maintain intellectual property developed during the program as well as clinical trial data and seek to preserve its Hynic-Annexin materials for potential buyers for at least the next 60 days

•                  The Company expects to take $6 million write-off in its fiscal year 2004, of which approximately $4.8 million is non-cash.

Chatsworth, CA – August 30, 2004 – North American Scientific, Inc. (Nasdaq: NASI) today announced that its Board of Directors has unanimously approved management’s recommendation that all operations at its wholly owned subsidiary, Theseus Imaging Corporation, cease on or about September 15, 2004.  The Company intends to redirect some of the approximately $10 million it projected to spend on the Hynic-Annexin V program in fiscal 2005 to other product development opportunities, with particular focus on its intensity modulated radiation therapy (IMRT) and image guided radiation therapy (IGRT) products.

“Despite the fact that our Hynic-Annexin V program continues to yield compelling clinical data, it has become clear to me and the Board of Directors, after our latest review of the projected costs associated with the program and the anticipated time to market, that it is no longer in our shareholders’ best interest to continue funding the operations of our Theseus subsidiary,” stated L. Michael Cutrer, President and Chief Executive Officer of North American Scientific.  He continued, “It is my firm belief that we can best build shareholder value by focusing our development efforts and resources to grow our therapeutic oncology business which includes brachytherapy, IMRT and IGRT products, as well as other medical device opportunities.”

Mr. Cutrer commented further, “The management team at North American Scientific and Theseus have held numerous talks with parties interested in the Hynic-Annexin V program.  As of this moment, those discussions have not yielded any significant financial partnership or licensing opportunities.  However, it is important to note that today’s announcement still allows the potential for our shareholders to realize value from the extensive work that has been performed to date by Theseus.  We intend to preserve that value for a  period of time to allow more companies in the pharmaceutical and medical product industries that may be interested in purchasing the important assets we have developed over the years to express interest.  Interim maintenance costs of the Hynic-Annexin V supply are not expected to be material.”

The Company intends to temporarily maintain the clinical trial data, intellectual property developed during the program and the existing GMP Annexin material until October 31, 2004, in an effort to assist companies that may be interested in purchasing the assets of the program.  Theseus recently completed enrollment in European Phase II clinical trials in patients with small cell and non-small cell lung cancer.  Preliminary in-house review of the data from the European trials has indicated that Hynic-Annexin V may be useful in identifying those patients who are incapable of responding to platinum-based chemotherapy.  In many cases, non-responding patients may be able to be identified prior to the initiation of chemotherapy.

The Company intends to cease operations at Theseus’ Boston offices by September 15 and also begin immediate decommissioning work at its Worcester lab, while preserving the Annexin material at an off-site location.

The Company acquired Theseus Imaging Corporation in October, 2000, in a stock-for-stock transaction.  The Company expects to take an approximately $6 million charge in fiscal year 2004 for shutting down the Theseus operations and writing off the Theseus assets, of which approximately $4.8 million are non-cash charges.

Inquiries regarding the Hynic-Annexin V assets should be made directly to L. Michael Cutrer, President & CEO.

About North American Scientific:

North American Scientific is a leader in products for radiation therapy and patient assessment.  Its innovative radioisotope-based products include brachytherapy seeds, used primarily in the treatment of prostate cancer, marketed under the trade name Prospera®.  The Company is also a leading supplier of planning and delivery technology for intensity modulated radiation therapy (IMRT) and image guided radiation therapy (IGRT). IMRT allows an escalated radiation dose to be delivered to a tumor while limiting exposure and damage to nearby healthy tissue.  The Company’s principal IMRT products are marketed under the trade names PEACOCK® and CORVUS®.  The Company’s IGRT product, BAT®, provides fast and accurate targeting and localization of a treatment volume on a daily basis.  More than 400 hospitals and research sites worldwide are equipped with the Company’s clinically proven PEACOCK®, CORVUS® (our proprietary treatment planning software), BAT® and ancillary treatment solutions. Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, uncertainties relating to drug discovery and clinical development processes, the impact of competitive products and technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its brachytherapy products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, the impact of competitive products and pricing, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.